Exhibit 99.1

FOR IMMEDIATE RELEASE

Storm Cat Energy Corporation

1125 17th Street, Suite 2310

Denver, Colorado 80202

Company Contact:

William Kent, Director, Investor Relations

1-87-STORMCAT

www.stormcatenergy.com

STORM CAT ANNOUNCES THIRD QUARTER 2006 RESULTS

- Gas Production Increases 82%
- Revenue Increases 76%
- 21 Wells Drilled in PRB during the Quarter
- 5 Wells Drilled in Elk Valley during the Quarter

Denver and Calgary, Alberta, November 10, 2006 — Storm Cat Energy Corporation (AMEX:SCU, TSX: SME) today announced third quarter 2006 financial and operating results.

Financial Overview (all figures in U.S. Dollars)

For the three months ended September 30, 2006 Storm Cat reported oil and gas revenues of $2.2 million, a 76 percent increase over the comparable quarter last year. The increase in revenues was primarily due to an 82 percent increase in production offset by a 3.6 percent decrease in the average price for natural gas per thousand cubic feet of natural gas (Mcf).

The Company reported a net loss of $3.8 million, or ($0.06) per share, in the third quarter of 2006 as compared to a net loss of $0.4 million, or ($0.01) per share, in the third quarter of 2005. The net loss in the quarter reflected a $1.9 million impairment expense related to the Company’s Moose Mountain Saskatchewan Project and higher general and administrative expenses composed primarily of $0.8 million in non-cash employee stock compensation expense and a one time charge of $0.5 million related to the bank credit facility entered into during the quarter.

Weighted average shares outstanding for the third quarter of 2006 increased to 68,581,241 as compared to 46,832,470 in the third quarter of 2005. The increase in average shares outstanding is attributed to three private placements, two in Canada using the flow-through share structure, that were undertaken in the past 12 months, as well as the exercise of outstanding warrants and options.

For the nine months ended September 30, 2006, Storm Cat reported oil and gas revenues of $5.1 million, a 77 percent increase over the first nine months of 2005. The Company reported a net loss of $6.2 million, or ($0.09) per share, for the nine months ended September 30, 2006 as compared to a net loss of $3.9 million, or ($0.09) per share, in the first nine months of 2005.

J. Scott Zimmerman, President and Chief Executive Officer commented, “As we continue to execute on our growth strategy — growth thru the drill bit combined with selective acquisitions — we are pleased to deliver record production. Our production volumes increased by 82% this quarter and should continue to increase as we successfully drill and complete wells in the fourth quarter of 2006. We are positioned to capitalize in 2007 on the momentum we created in 2006. The 2007 capital expenditure program will feature a diversified portfolio of drilling locations. Through drilling and acquisitions we have identified over 800 potential drilling locations across our properties.”

Operating Overview

Production

Since October 2004, Storm Cat has acquired large and highly prospective acreage all targeting unconventional gas. Through increased drilling in the Powder River Basin (PRB) net production, increased 82% to 371.5 million cubic feet (MMcf) in the third quarter of 2006 from 203.8 MMcf in the comparable period in the prior year. For the third quarter of 2006, the Company reported average daily net sales production of 4,128 thousand cubic feet per day (Mcf/d) as compared to 2,670 Mcf/d for the second quarter of 2006 and 2,264 Mcf/d in third quarter 2005. Net production from the PRB is currently averaging 7,050 Mcf/d net. Total gas production from Elk Valley, where the Company has five wells on production, is currently averaging 250 Mcf/d. Production had been as high as 400 Mcf/d.

Pricing

The average realized sales price of natural gas was $5.87 per Mcf in third quarter 2006 down from $6.09 per Mcf in the same period of the prior year.

Storm Cat’s fixed-price natural gas hedges are summarized as follows:

Fixed-priced Financial Hedges

•              1,500 MMBtu/day

•              U.S.$7.15 Colorado Interstate Gas (CIG)

•              August 2006 through July 2009

•              2,000 MMBtu/day

•              U.S.$7.27 CIG

•              October 2006 through September 2009

Fixed-price Physical Hedges

•              333 MMBtu/day, 250 MMBtu/day net to Storm Cat

•              U.S.$8.31 CIG

•              November 2005 through October 2006

•              1,000 MMBtu/day, 750 MMBtu/day net to Storm Cat

•              U.S.$9.10 CIG, April 2006 through October 2006

Drilling Activities

The Company to date has drilled and completed 66 wells in 2006.During the third quarter of 2006, 21 wells were spud in the PRB. To date the Company has spud 56 wells in the PRB and plans to drill an additional 35 wells in the Basin before year end. Twenty five of these wells are anticipated to be drilled on recently acquired PRB properties.

The Company drilled five wells in Elk Valley with completion activities for these five wells drilled scheduled to begin in November 2006. Facility and pipeline construction to tie the west and central (east) facilities in Elk Valley is complete.

SELECT OPERATING DATA

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005
Net Sales Volume:
Natural Gas (MMcf)	371.5	203.8	828.9	480.5

Average Sales Price
Natural Gas (Mcf)	$5.87	$6.09	$6.10	$5.94

Expenses/Mcf
Gathering & Transportation	$0.92	$1.08	$1.09	$1.02
Lease Operating	$1.40	$1.54	$1.80	$2.53
Production & Ad Valorem Taxes	$0.47	$0.32	$0.66	$0.29
DD&A	$2.24	$1.78	$2.18	$1.97

Balance Sheet

Cash and equivalents on September 30, 2006 were $20.1 million, down from $29.5 million on December 31, 2005. Long-term debt increased to $20 million reflecting borrowings under the Company’s credit facility.

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(stated in U.S. Dollars, in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents:	$20,139	$29,502
Accounts Receivable:
Joint Interest Billing	442	703
Revenue Receivable	1,192	504
Fair Value of Derivative Instruments	2,039	-0-
Prepaid Costs and Other Current Assets	1,289	445
Total Current Assets	25,101	31,154

PROPERTY AND EQUIPMENT:
Oil and Gas Properties:
Undeveloped Properties	33,552	5,078
Developed Property	54,760	23,367
Impairments	(4,157)	(2,125)
Less: Accumulated Depreciation, Depletion and Amortization	(2,944)	(1,502)
Total Oil and Gas Properties, net	81,211	24,818

Fixed Assets	1,056	911
Accumulated Depreciation	(335)	(106)
Total Property and Equipment, net	81,932	25,623

Fair Value of Derivative Instruments - Long Term	909	-0-
Restricted Investments	435	176

TOTAL ASSETS	$108,377	$56,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable	$37	$3,815
Revenue Payable	975	313
Accrued and Other Liabilities	13,680	7,850
Accrued Interest	417	-0-
Notes Payable (Note 9)	7,500	-0-
Total Current Liabilities	22,609	11,978

LONG-TERM LIABILITIES:
Asset Retirement Obligation	1,646	793
Notes Payable - Long-Term	20,000	-0-
Flow-Through Shares Liability	1,219	731
Total Liabilities	45,474	13,502

STOCKHOLDERS’ EQUITY:
Common Stock, without par value unlimited common shares authorized, issued and outstanding: 80,403,570 at September 30, 2006 and 65,654,388 at December 31, 2005	70,341	50,858
Contributed Surplus	4,441	2,204
Accumulated Other Comprehensive Income	4,095	151
Accumulated Deficit	(15,974)	(9,762)
Total Stockholders’ Equity	62,903	43,451
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$108,377	$56,953

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(stated in U.S. Dollars and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
OPERATING REVENUES:
Oil and Gas Revenue	$2,181	$1,241	$5,060	$2,853

EXPENSES:
Operating Costs
Gathering and Transportation	343	221	906	491
Operating Expenses	693	379	2,043	1,355
General and Administrative	1,690	720	3,047	2,037
Stock-based Compensation	786	-0-	2,237	-0-
(Gain) on Property Sales	-0-	-0-	(185)	-0-
Accretion Expense	95	-0-	146	-0-
Depreciation, Depletion and Amortization	834	362	1,807	947
Impairment	1,912	-0-	2,000	1,957
Total Operating Expenses	6,353	1,682	12,001	6,787
Operating Loss	(4,172)	(441)	(6,941)	(3,934)

OTHER EXPENSE (INCOME):

Loss on Foreign Exchange	-0-	-0-	11	11
Interest (Income)	(93)	-0-	(433)	-0-
Interest Expense	417	-0-	424	-0-
Total Other Expense (Income)	324	-0-	2	11
Recovery of Future Income Tax Asset	(731)	-0-	(731)	-0-
NET LOSS	(3,765)	(441)	(6,212)	(3,945)
Basic and diluted loss per share	$(0.055)	$(0.009)	$(0.093)	$(0.092)
Weighted average number of shares outstanding	68,581,241	46,832,470	67,060,208	43,011,713

About Storm Cat Energy Corporation

Storm Cat Energy is an independent oil and gas Company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming’s Powder River Basin, exploration and development acreage in Canada and Alaska. The Company’s shares trade on the American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

Forward-Looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995 relating to matters such as the Company’s drilling and other exploration plans and projected well economics. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions, and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 20-F for the fiscal year ended December 31, 2005.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTS RESPONSIBILITY FOR THE
ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

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